NATIONS FUND TRUST
                        (A Massachusetts Business Trust)


                      CERTIFICATE: CLASSIFICATION OF SHARES

          The undersigned, Secretary of Nations Fund Trust (the "Trust"), hereby certifies that the Board of Trustees of the Trust duly adopted the following resolutions at a meeting held on August 23, 2000:

         RESOLVED, that a Certificate of Classification of Shares for the Trust, renaming Nations Investment Grade Bond Fund to Nations Bond Fund, be, and it hereby is, approved; and

         FURTHER RESOLVED, that the officers of the Trust be, and each hereby is, authorized and directed to execute, deliver and file any and all agreements, instruments, certificates or documents and to take such other action as he or she deems necessary, advisable, or appropriate to carry out the purpose and intent of the foregoing resolutions, and the execution by any such officer of any document or the performing by any such officer of any act or thing in connection with the foregoing matters shall conclusively establish such authority, and the approval and ratification of the Trust of the documents so executed and the actions so taken.

         The foregoing resolutions remain in full force and effect as of the date hereof.

Date:  August 23, 2000

                                                      /s/ Richard H. Blank, Jr.
                                                      --------------------------
                                                      Richard H. Blank, Jr.
                                                      Secretary

Subscribed and sworn to before me
this 12th day of September, 2000.


/s/ Laura A. Brown
----------------------------
Name:  Laura A. Brown
       Notary Public
Commission Expires:  04/04/06